Megola Inc. Signs 'Hartindo AF21' Licensing Agreement With EcoBlu Products, Inc.

Fire Inhibitor Protects Engineered Wood; Adds to EcoBlu's Mold, Rot-Decay and Termite Shield

POINT EDWARD, ON—(Marketwire - November 23, 2009) - Megola Inc. (PINKSHEETS: MGOA) announces that it has signed a licensing agreement to supply Hartindo AF21, a water-based fire inhibitor, to EcoBlu Products, Inc., provider of eco-friendly, protected wood products. Hartindo AF21 will be added to the company's proprietary BLUWOOD™ technology which protects wood from the harmful effects of mold, rot-decay and termites. The partnership enables EcoBlu to protect both dimensional lumber and engineered wood against another devastating threat — fire.

As a part of the agreement, EcoBlu has acquired the rights to Megola's Hartindo AF21 Fire Inhibitor in North America as an additive to EcoBlu's BLUWOOD™ technology. Hartindo AF21 provides Class A fire protection for dimensional lumber, panels and engineered wood products.

"We sought to partner with EcoBlu because they share the same concerns as we do regarding the environmental sustainability of the products they work with in this important building products category and have the expertise and capacity to grow swiftly," said Joel Gardner, president and CEO of Megola, Inc.

The increased flammability of Engineered Wood Products versus natural dimensional wood products has caused concern among Industry leaders, fire protection advocates and project designers. Demand for engineered wood products continues to grow due to their strength, cost effectiveness and the lack of mature dimensional lumber. Protecting engineered wood from fire will mitigate this threat to safety and support further growth for engineered products.

"In addition to protecting wood from mold, termites, wood-rot and now fire, this agreement provides EcoBlu with a comprehensive solution able to address the long-standing problem of the increased flammability of engineered wood products," said Steve Conboy, President and CEO of EcoBlu Products, Inc.

EcoBlu recently announced the grand opening of its EcoGreen Exchange, a showplace for green building products and new corporate headquarters for EcoBlu Products.

The EcoGreen Exchange located in Vista, California is a marketplace of green building material vendors in a constant trade show like environment. It will provide a unique commerce opportunity to showcase green products to homeowners, builders, contractors, architects, government entities, and other green industry professionals. Vendors will also have access to meeting rooms for seminars or training events.

The grand opening on November 23, 2009 will feature TV personality Lisa Ling and her husband Dr. Paul Song who are building an energy neutral home using EcoBlu products and are active in the environmental community. The Company will also be demonstrating their exclusive FRC technology (Fire Retardant Coating) on wood structures and other materials. Executives from the lumber industry will also be on hand to discuss EcoBlu products and the environment.

Megola, recognized as an industry leader in fire protection, will supply EcoBlu with its proprietary, non-toxic, environmentally friendly solution, utilizing its blending facilities in the U.S.

About EcoBlu Products, Inc. www.ecobluproducts.com

EcoBlu Products Inc

EcoBlu Products, Inc. is a manufacturer of proprietary wood products coated with an eco-friendly chemistry that protects against mold, fungus, rot-decay, wood ingesting insects, termites, and fire with EcoBlu's FRC™ technology (Fire Retardant Coating). EcoBlu products utilizing BLUWOOD™ and FRC™ technology is the ultimate in wood protection, preservation, and fire safety to building components constructed of wood; from joists, beams and paneling, to floors and ceilings.

The Company is committed to the development, marketing and sales of environmentally-responsible building materials. EcoBlu products are ready to deliver the winning edge to builders and the environment with its sustainable green product line. Visit EcoBlu on YouTube at: www.youtube.com/ecobluproducts For more information on Hartindo products and Megola Inc. please visit www.megola.com.

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Megola Inc.
Daniel Gardner
1 888 558 6389
IRinfo@megola.com